_____________________
                                                   |    OMB APPROVAL     |
                                                   |_____________________|
                                                   |OMB NUMBER: 3235-0145|
                    UNITED STATES                  |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION        |   DECEMBER 31, 2005 |
               Washington, D.C.  20549             |ESTIMATED AVERAGE    |
                                                   |BURDEN HOURS         |
                                                   |PER RESPONSE ...11   |
                   SCHEDULE 13G                    |_____________________|


                   Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                                 Powerlinx Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                        (Title of Class and Securities)


                                   73933F105
            -------------------------------------------------------
                                 (CUSIP Number)


                                  July 6, 2004
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.                         SCHEDULE 13G                      Page 2 of 5
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(1)  NAMES OF REPORTING PERSONS

     Sofaer Capital Inc.

     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)
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(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions):
                                                                       (a) [ ]
                                                                       (b) [ ]
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(3)  SEC USE ONLY

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(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
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                                   (5)  SOLE VOTING POWER
NUMBER OF                               14,300,000
SHARES                             --------------------------------------------
BENEFICIALLY                       (6)  SHARED VOTING POWER
OWNED BY
EACH                               --------------------------------------------
REPORTING                          (7)  SOLE DISPOSITIVE POWER
PERSON                                  14,300,00
WITH                               --------------------------------------------
                                   (8)  SHARED DISPOSITIVE POWER

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(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,300,000
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(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     Instructions)
                                                                           [ ]
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW

     9.54%
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(12) TYPE OF REPORTING PERSON (See Instructions)

     IA
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

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CUSIP No.                         SCHEDULE 13G                      Page 3 of 5
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Item 1(a).        Name of Issuer:
                  Powerlinx Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  200 Madonna Boulevard, St. Petersburg, FL, USA 33701

Item 2(a).        Name of Persons Filing:
                  Sofaer Capital Inc.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  P.O. Box 71, Craigmuir Chambers, Road Town, Tortola, British Virgin Islands

Item 2(c).        Citizenship:
                  British Virgin Islands

Item 2(d).        Title of Class of Securities:
                  Common Stock

Item 2(e).        CUSIP Number:
                  73933F105

Item 3. If This Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b), Check Whether the Person Filing is a:

(a) [ ]           Broker or dealer registered under section 15 of the Act (15
                  U.S.C. 78o).

(b) [ ]           Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]           An investment adviser in accordance with Section
                  240.13d-1(b)(1)(ii)(E);

(f) [ ]           An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

(g) [ ]           A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]           Group, in accordance with Section 240.13d-1(b)(1)(ii)(J);

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CUSIP No.                         SCHEDULE 13G                      Page 4 of 5
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Item 4.  Ownership.

    (a)  Amount Beneficially Owned: 14,300,000

    (b)  Percent of Class: 9.54%

    (c)  Number of shares as to which such person has:

         (i)      Sole power to vote or to direct the vote: 14,300,000

         (ii)     Shared power to vote or to direct the vote:

         (iii)    Sole power to dispose or to direct the disposition of:
                  14,300,000

         (iv)     Shared power to dispose or to direct the disposition of:


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Controlling Person.

         N/A

Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No.                         SCHEDULE 13G                      Page 5 of 5
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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     __________________________
                                                                Date


                                                    *__________________________
                                                             Signature


                                                     __________________________
                                                             Name/Title

----------

* The reporting person disclaims beneficial ownership in the shares reported herein, except to the extent of its pecuniary interest therein.